Exhibit 99.1

March 14, 2024

COMPANY CONTACT
FutureFuel Corp.
Tom McKinlay
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Releases 2023 Results

Reports Net Income of $37.4 Million or $0.85 per Diluted Share, and Adjusted EBITDA of $35.0 Million

Announces a Special Cash Dividend of $2.50 Per Share and a $25 million Share Repurchase Program

CLAYTON, Mo. (March 14, 2024) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the fourth quarter and year ended December 31, 2023.

Fourth quarter 2023 Financial Highlights (all comparisons are with the fourth quarter of 2022)

●	Revenues were $92.0 million, compared to $117.8 million.
●	Net income increased to $23.4 million, or $0.53 per diluted share, from $14.9 million, or $0.34 per diluted share.
●	Adjusted EBITDA(1) was $16.8 million, down from $17.1 million.

2023 Financial Highlights (all comparisons are with the year ended December 31, 2022)

●	Revenues were $368.3 million, compared to $396.0 million.
●	Net income increased to $37.4 million, or $0.85 per diluted share, from $15.2 million, or $0.35 per diluted share.
●	Adjusted EBITDA(1) was $35.0 million, up from $27.8 million.

(1) A non-GAAP financial measure.  See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.

“I am pleased to report net income for the year of $37.4 million and delighted to report the issuance of a special cash dividend of $2.50 per share as part of our plan to return value to our stockholders. In addition to this, our Board of Directors has also authorized a Share Repurchase program of up to $25 million over the next 24 months.

In 2023, we achieved a record production volume of Biodiesel. This was thanks to our focus on operational excellence and reliability, as well as the successful execution of our risk management strategy. In our Chemicals segment, we are focused on the growth of new products and providing first class service to our existing customers. Even against a backdrop of dampening demand in certain mature segments, we were successful in bringing new products to our chemical business, either as trials or straight to commercial production.

As we look forward to 2024, we will continue our pursuit of new chemicals business adopting a broad multi-market strategy, as well as ensuring our biodiesel business maintains its strong history of production and margin capture.” said Tom McKinlay, Chief Executive Officer for FutureFuel Corp.

2024 Regular Cash Dividends

For 2024, FutureFuel declared a regular quarterly cash dividend in the amount of $0.06 per share on our common stock in the fourth quarter of 2023. In addition, on March 12, 2024, FutureFuel declared a special cash dividend of $2.50 per share on common stock payable on April 9, 2024, to holders of record as of the close of business on March 26, 2024.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures (see “Non-GAAP Financial Measures” for additional information), include dollars in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Unaudited)

	Three Months Ended December 31,
			Dollar	%
	2023	2022*	Change	Change
Revenue	$92,009	$117,816	$(25,807)	(22)%
Income from operations	$20,403	$11,778	$8,625	73%
Net income	$23,384	$14,933	$8,451	57%
Earnings per common share:
Basic	$0.53	$0.34	$0.19	56%
Diluted	$0.53	$0.34	$0.19	56%
Adjusted EBITDA*	$16,753	$17,119	$(366)	(2)%

	For the Year Ended December 31,
			Dollar	%
	2023	2022*	Change	Change
Revenue	$368,250	$396,014	$(27,764)	(7)%
Income from operations	$27,368	$17,546	$9,822	56%
Net income	$37,382	$15,211	$22,171	146%
Earnings per common share:
Basic	$0.85	$0.35	$0.50	143%
Diluted	$0.85	$0.35	$0.50	143%
Adjusted EBITDA*	$34,983	$27,763	$7,220	26%

*Adjusted EBITDA for 2022 has been restated to be consistent with 2023 reporting. Adjusted EBITDA in both years excludes the impact from unrealized gains or losses on derivatives. Realized gains and losses are included in Adjusted EBITDA in both 2022 and 2023.

Financial Results Q4 2023 versus Q4 2022

Consolidated sales revenue decreased 22% or $25,807 in the fourth quarter of 2023 compared to the same period of 2022 primarily from lower average sales prices in the biofuel segment $25,819 and, to a lesser extent, in the chemical segment $1,433. This decrease was partially offset by higher sales volumes in the chemical segment $1,633.

Income from operations increased $8,625 in the fourth quarter of 2023 as compared to the same period of 2022. This comparative increase was primarily attributable to improved margins in both the biofuel and chemical segments inclusive of (i) the change in the unrealized activity of derivative instruments in comparison to the prior year quarter with a gain of $5,401 as compared to a loss of $2,709 and (ii) the benefit from the change in adjustments in the carrying value of our inventory as determined utilizing the last-in, first-out (“LIFO”) method of inventory accounting which increased gross profit $4,311 in the current quarter and decreased gross profit $5,252 in the prior year quarter.

Financial Results 2023 versus 2022

Consolidated sales revenue decreased 7% or $27,764 in 2023 compared to 2022 primarily from lower average sales prices in the biofuel segment $71,198 and, to a lesser extent, in the chemical segment $1,916. This decrease was partially offset by higher biodiesel sales volumes in the biofuel segment $44,994.

Income from operations increased $9,822 as compared to 2022. This comparative increase was primarily attributable to improved margins in both the biofuel and chemical segments inclusive of (i) the change in the realized activity of derivative instruments in comparison to the prior year with a gain of $694 as compared to a loss of $24,703 in the prior year; the prior year loss included an unfavorable impact of volatility in the NYMEX heating oil futures market of $10,500 and (ii) the change in the unrealized activity of derivative instruments in comparison to the prior year with a gain of $1,878 in the current year and a gain of $343 in the prior year.  Also contributing to this improved margin was the benefit from the change in adjustments in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting which increased gross profit $10,334 in 2023 and decreased gross profit $3,944 in 2022 (net of a liquidation of $1,850 from exiting the pipeline business).

In our Biodiesel segment, our strategy is to secure ample supplies of feedstock when margins are attractive and then commit to sales of biodiesel and RINs to further secure those margins. This begins with building feedstock in the early part of the year and holding inventories of biodiesel and RINs until we can realize their optimum sales value later in the year. To protect those margins against price volatility in the oil markets, we use heating oil futures to counteract those movements. When the prices of those futures contracts fluctuate, it can result in significant changes in the value of the unrealized derivatives position that we report in our quarterly earnings. However, at the end of the year, when inventories of feedstock and biodiesel are lower, that effect is less pronounced. It is worth noting that even with this strong performance, as of December 31, 2023, we still hold 4.3 million of RINs in inventory at no cost with a fair market value of $6,567. For comparison, at December 31, 2022, we held 1.5 million of RINs in inventory at no cost with a fair market value of $2,557.

Capital Expenditures

Capital expenditures were $6,022 in 2023, compared with $4,778 in the same period in 2022.

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents increased to $219,444 as of December 31, 2023.  All marketable securities were sold during 2023 and the proceeds were moved to interest bearing accounts.  As of December 31, 2022, cash and cash equivalents were $175,640 and marketable securities were $37,126, for a total of $212,766.

Share Repurchase Program

FutureFuel also adopted a share repurchase program of up to $25.0 million of common stock expiring March 12, 2026.  The program could be suspended or discontinued at any time, based on market, economic, or business conditions. The timing and amount of repurchase transactions will be determined by management based on its evaluation of market conditions, share price, and other factors.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel’s chemicals segment manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2023 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$219,444	$175,640
Accounts receivable, inclusive of the blenders’ tax credit of $11,381 and $8,970 and net of allowances for credit loses of $55 and $48, respectively	28,407	26,204
Inventory	32,978	26,761
Marketable securities	-	37,126
Other current assets	9,717	8,045
Total current assets	290,546	273,776
Property, plant and equipment, net	72,711	76,941
Other assets	3,824	5,252
Total noncurrent assets	76,535	82,193
Total Assets	$367,081	$355,969
Liabilities and Stockholders’ Equity
Accounts payable, inclusive of the blenders’ tax credit rebates due customers of $890 and $890, respectively	$22,220	$36,345
Dividends payable	10,503	10,503
Other current liabilities	8,621	9,250
Total current liabilities	41,344	56,098
Deferred revenue – long-term	12,570	15,079
Other noncurrent liabilities	3,287	1,792
Total noncurrent liabilities	15,857	16,871
Total liabilities	57,201	72,969
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,763,243 and 43,763,243 issued and outstanding as of December 31, 2023 and December 31, 2022	4	4
Accumulated other comprehensive loss	-	(1)
Additional paid in capital	282,489	282,489
Retained earnings	27,387	508
Total Stockholders’ Equity	309,880	283,000
Total Liabilities and Stockholders’ Equity	$367,081	$355,969

FutureFuel Corp.

Condensed Consolidated Statements of Income and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended		Year Ended
	December :		December :
	2023	2022	2023	2022
Revenue	$92,009	$117,816	$368,250	$396,014
Cost of goods sold and distribution	67,931	102,630	327,271	367,021
Gross profit	24,078	15,186	40,979	28,993
Selling, general, and administrative expenses	2,519	2,394	9,213	8,032
Research and development expenses	1,156	1,014	4,398	3,415
	3,675	3,408	13,611	11,447
Income from operations	20,403	11,778	27,368	17,546
Interest and dividend income	2,982	2,249	9,577	4,870
(Loss) gain on marketable securities	-	(590)	575	(8,546)
Other expense	(34)	(32)	(137)	(132)
Other income (expense)	2,948	1,627	10,015	(3,808)
Income before income taxes	23,351	13,405	37,383	13,738
Income tax (benefit) provision	(33)	(1,528)	1	(1,473)
Net income	$23,384	$14,933	$37,382	$15,211

Earnings per common share
Basic	$0.53	$0.34	$0.85	$0.35
Diluted	$0.53	$0.34	$0.85	$0.35
Weighted average shares outstanding
Basic	43,763,243	43,763,243	43,763,243	43,763,243
Diluted	43,765,709	43,764,227	43,765,163	43,763,489

Comprehensive income
Net income	$23,384	$14,933	$37,382	$15,211
Other comprehensive (loss) income from unrealized net losses on available-for-sale securities	-	(8)	2	(227)
Income tax effect	-	2	(1)	48
Total unrealized (loss) gain, net of tax	-	(6)	1	(179)
Comprehensive income	$23,384	$14,927	$37,383	$15,032

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net income	$37,382	$15,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,348	10,454
Amortization of deferred financing costs	101	95
Benefit for deferred income taxes	-	(1,822)
Change in fair value of equity securities	(3,117)	8,297
Change in fair value of derivative instruments	(1,878)	(343)
Loss on the sale of investments	2,543	248
Stock based compensation	-	46
Loss on disposal of property and equipment	29	64
Noncash interest expense	34	33
Changes in operating assets and liabilities:
Accounts receivable	(2,208)	3,118
Accounts receivable – related parties	5	52
Inventory	(6,217)	162
Income tax receivable	19	7,801
Prepaid expenses	(652)	(106)
Prepaid expenses – related party	-	(8)
Other assets	3,523	799
Accounts payable	(6,493)	13,790
Accounts payable – related parties	(7,757)	(112)
Accrued expenses and other current liabilities	(719)	(948)
Accrued expenses and other current liabilities – related parties	(1)	-
Deferred revenue	(2,418)	(4,055)
Other noncurrent liabilities	1,461	(325)
Net cash provided by operating activities	23,985	52,451
Cash flows from investing activities
Collateralization of derivative instruments	(1,343)	(404)
Proceeds from the sale of marketable securities	37,701	1,292
Proceeds from the sale of property and equipment	-	61
Capital expenditures	(6,022)	(4,778)
Net cash provided by (used in) investing activities	30,336	(3,829)
Cash flows from financing activities
Payment of dividends	(10,503)	(10,503)
Deferred financing costs	(14)	-
Net cash used in financing activities	(10,517)	(10,503)
Net change in cash and cash equivalents	43,804	(38,119)
Cash and cash equivalents at beginning of period	175,640	137,521
Cash and cash equivalents at end of period	$219,444	$175,640

Cash paid for interest	$-	$3
Cash paid for income taxes	20	69
Noncash capital expenditures included in accounts payable	333	208
Noncash operating lease	-	707
Dividends payable	10,503	10,503

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended		Year Ended
	December :		December :
	2023	2022*	2023	2022*
Net income	$23,384	$14,933	$37,382	$15,211
Depreciation	2,612	2,604	10,348	10,454
Non-cash stock-based compensation	-	-	-	46
Interest and dividend income	(2,982)	(2,249)	(9,577)	(4,870)
Non-cash interest expense and amortization of deferred financing costs	34	56	135	128
Loss on disposal of property and equipment	21	4	29	64
Unrealized (gain) loss on derivative instruments	(5,401)	2,709	(1,878)	(343)
Loss (gain) on marketable securities	-	590	(575)	8,546
Other income	(882)	-	(882)	-
Income tax (benefit) provision	(33)	(1,528)	1	(1,473)
Adjusted EBITDA*	$16,753	$17,119	$34,983	$27,763

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Year Ended
	December :
	2023	2022*
Net cash provided by operating activities	$23,985	$52,451
Benefit for deferred income taxes	-	1,822
Interest and dividend income	(9,577)	(4,870)
Income tax provision (benefit)	1	(1,473)
Changes in operating assets and liabilities, net	21,456	(20,168)
Other non-operating (income) expense	(882)	1
Adjusted EBITDA*	$34,983	$27,763

*Adjusted EBITDA for 2022 has been restated to be consistent with 2023 reporting. Adjusted EBITDA in both years excludes the impact from unrealized gains or losses on derivatives. Realized gains and losses are included in Adjusted EBITDA in both 2022 and 2023.

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three months ended		Year Ended
	December :		December :
	2023	2022	2023	2022
Revenue
Custom chemicals	$17,636	$14,709	$64,286	$58,737
Performance chemicals	3,213	4,923	15,047	22,156
Chemical revenue	20,849	19,632	79,333	80,893
Biofuel revenue	71,160	98,184	288,917	315,121
Total Revenue	$92,009	$117,816	$368,250	$396,014

Segment gross profit
Chemical	$8,019	$7,669	$29,936	$25,645
Biofuel	16,059	7,517	11,043	3,348
Total gross profit	$24,078	$15,186	$40,979	$28,993

As of December 31, 2023, FutureFuel held 4.3 million of RINs in inventory at no cost with a fair market value of $6,567. Comparatively, at December 31, 2022, FutureFuel held 1.5 million of RINs in inventory at no cost with a fair market value of $2,557.